Exhibit 10.3

Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831

CONFIDENTIAL

September 4, 2014

ViSalus, Inc.
340 E. Big Beaver Road
Suite 400
Troy, Michigan 48083

Revolving Credit Facility Commitment Letter

Ladies and Gentlemen:

Blyth, Inc., a Delaware corporation (“Blyth” or “Lender”) hereby commits to provide to ViSalus, Inc., a Nevada corporation (“you”, “ViSalus” or “Borrower”) a revolving credit loan facility in the amount of $6 million (the “Revolving Credit Facility”) upon the terms and subject to the conditions set forth in this letter (this “Commitment Letter”) and in the attached Term Sheet attached hereto as Exhibit A and hereby made a part of this Commitment Letter (the “Term Sheet”). Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet.

Certain Expenses.

Each of Blyth and ViSalus shall pay for its own respective costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with the preparation and negotiation of this Commitment Letter and the initial Credit Documentation. The Term Sheet contains provisions, in the event the Revolving Credit Facility closes, with respect to costs and expenses incurred after the initial Credit Documentation is entered into.

Confidentiality.

You agree that until such time as Blyth makes public disclosure of this Commitment Letter you will not disclose the contents of this Commitment Letter or Blyth’s commitment to provide the Revolving Credit Facility to any third party without Blyth’s prior written consent other than (a) to your directors, officers, employees, attorneys or advisors, and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform Blyth promptly thereof). You agree to use commercially reasonable efforts to inform all such persons or entities who receive information concerning this Commitment Letter or Blyth’s commitment to provide the Revolving Credit Facility that such information is to be kept confidential and may not, without Blyth’s prior written consent, be used for any purpose other than in connection with the proposed Revolving Credit Facility. The Lender reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain Blyth’s name.

As set forth in the Term Sheet, the Credit Documentation shall include a customary confidentiality provision in favor of the Borrower.

Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be as effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any disputes or claims arising out of the subject matter hereof.

Assignments and Amendments of Commitment Letter.

This Commitment Letter shall not be assignable by either ViSalus or by Blyth without the prior written consent of the other (and any purported assignment without such consent shall be null and void). This Commitment Letter may not be amended or waived except in a writing executed and delivered by Blyth and ViSalus.

Venue and Submission to Jurisdiction.

The parties hereto (Borrower and Lender) consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Commitment Letter and any investigation, litigation, or proceeding in connection with, related to or arising out of this Commitment Letter, provided, that the Borrower and Lender acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum. In the event the Revolving Credit Facility closes, the terms and provisions of the Credit Documentation shall govern matters of venue and submission to jurisdiction with respect to disputes, investigations, litigation or proceedings in connection with, related to or arising out of the Credit Documentation.

Waiver of Jury Trial and Consequential Damages.

THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVE (1) ALL RIGHT TO TRIAL BY JURY AND (2) CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES, IN EACH CASE IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Expenses”, “Confidentiality”, “Assignments and Amendments of Commitment Letter”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial and Consequential Damages” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Revolving Credit Facility closes or the Credit Documentation shall be executed and delivered.

Integration.

This Commitment Letter supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter of the Revolving Credit Facility.

Patriot Act.

Blyth hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Blyth may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lender.

Acceptance and Termination

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to Blyth such signature page by September 3, 2014. Unless extended in writing by the Lender, the commitments and agreements of Blyth contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have prior thereto executed and delivered a copy of this Commitment Letter as provided above, (b) if the Revolving Credit Facility does not close by September 30, 2014 on the terms and conditions of this Commitment Letter, and (c) execution and delivery of the Credit Documentation and closing of the Revolving Credit Facility.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Sincerely,

BLYTH, INC.

By:      /s/ Michael Novins_________________________
Name: Michael Novins
Title: Vice President

Agreed and accepted
this 4th day of SEPTEMBER, 2014

ViSALUS, INC.

By:     /s/ Todd A. Goergen________________________
Name: Todd A. Goergen
Title: COO

[Signature page to Commitment Letter]

CONFIDENTIAL
Exhibit A to Revolving Credit Facility Commitment Letter
Term Sheet
September 4, 2014
Borrower:                ViSalus, Inc., a Nevada corporation
Lender:                Blyth, Inc., a Delaware corporation

Revolving Credit Facility:
A revolving credit facility in the committed amount (the Commitment Amount”) of $6 million (the “Revolving Credit Facility”; the revolving loans made under the Revolving Credit Facility are referred to herein as the “Revolving Loans”). Within the Commitment Amount, the Borrower may, until the Revolving Credit Facility is terminated, borrow, repay and re-borrow the Revolving Loans from time to time.

Termination/Maturity:
The Revolving Credit Facility shall terminate upon the later of (i) the date that is 60 months after the Revolving Credit Facility closes or (ii) resolution of the lawsuit identified on Exhibit A hereto.  Upon such termination, the Revolving Loans shall mature and shall be due and payable by the Borrower in full (along with any then accrued and unpaid interest on the Revolving Loans).

Use of Proceeds:
The proceeds of the initial Revolving Loan shall first be applied towards the Temporary Loan Repayment (as defined below) and any remaining proceeds of the initial Revolving Loan and the proceeds of all other Revolving Loans shall be used for working capital purposes of the Borrower and other general corporate purposes of the Borrower.

Interest:
Interest will be payable on the unpaid principal amount of the Revolving Loans outstanding from time to time at a rate per annum equal to ten percent (10%).  There shall not be a higher default rate. Interest shall be due and payable monthly and also on maturity of the Revolving Loans.

Voluntary Prepayment:
Voluntary prepayment of the Revolving Loans will be permitted at any time, in whole or in part, provided that (i) partial prepayments shall be in a minimum amount of $100,000 and (ii) no more than one (1) voluntary prepayment shall be made per calendar month.

Voluntary Termination:
The Borrower shall have the right to terminate the revolving commitment under the Revolving Credit Facility  upon five (5) business days prior written notice provided that (i) simultaneously with such termination all amounts then outstanding under the Loan Agreement and the Note shall be paid in full and (ii) the revolving commitment under the Founder Revolving Credit Facility shall also simultaneously be terminated and all amounts then outstanding under the Founder Revolving Credit Facility shall be paid in full.

No Collateral:            The Revolving Loans will be unsecured.

Intercreditor Agreement:
The Borrower, Lender and the Founder Lenders (as defined below) shall enter into an intercreditor agreement (the “Intercreditor Agreement”) which will provide for, among other things, (i) order of application of payments with respect to costs and expenses (and other items not consisting of interest or principal), interest and principal, (ii) pro-rata sharing of all payments (including without limitation any scheduled payments, any prepayments, any accelerated payments or any payments after maturity) made with respect to the Facilities (as defined below), with all interest payments to be shared pro-rata in accordance with the then respective unpaid interest accrued on the Revolving Loans and the Founder Revolving Loans (as defined below) and all principal payments to be shared pro-rata in accordance with the then respective unpaid principal amount of the Revolving Loans and the Founder Revolving Loans and (iii) no amendment, waiver or other modification may be made to the documents with respect to one Facility without the lender(s) under the other Facility approving such change in writing except that, with respect to non-economic terms only, non-material amendments may be made without such consent (provided that written notice of any such non-material amendment to a non-economic term shall be provided to the lender(s) under the other Facility as promptly as practicable following such amendment). The terms and provisions of the Loan Agreement and Note (as those terms are respectively defined below), and of the loan agreement and notes evidencing the Founder Revolving Credit Facility (as that term is defined below), shall be made subject to the Intercreditor Agreement.

Conditions Precedent to
Closing of Revolving Credit

Facility:
The following shall be the conditions precedent to the closing of the Revolving Credit Facility and the making of the initial Revolving Loan (the conditions under the heading “conditions precedent to all Revolving Loans” shall also apply to the making of such initial Revolving Loan):

1)
The execution and delivery of a Loan Agreement (the “Loan Agreement”), promissory note of the Borrower (the “Note”), the Intercreditor Agreement, a Borrower’s secretary certificate (with incumbency, good standing certificates, certified copies of the Borrower’s charter documents and required authorizing resolutions/consents), in customary form and containing terms and provisions consistent with this Term Sheet and such other loan documentation as may be mutually agreed between Borrower and Lender and is customary for financings of this type (the Loan Agreement, Note, the Intercreditor Agreement, such Secretary’s Certificate and such other loan documentation, collectively, the “Credit Documentation”) .

2)
The execution and delivery of an opinion of counsel to the Borrower (which may be provided by the Borrower’s in house and/or outside counsel) in customary form, provided such opinion shall be limited to matters of corporate existence and good standing, corporate power and authority to conduct business and execute, deliver and perform the Credit Documentation, due authorization of the Credit Documentation and such execution, delivery and performance does not violate the Borrower’s organizational documents or material known contracts.

3)
Various founders of ViSalus as lenders (the “Founder Lenders”) and the Borrower as borrower shall, simultaneously with the execution and delivery of the Credit Documentation, enter into a committed revolving credit facility (and related loan documentation) providing for a revolving credit facility in a committed amount (the “Founder Commitment Amount”) at least equal to the Commitment Amount, having the same termination and maturity as the Revolving Credit Facility, the same interest rate as the Revolving Credit Facility and otherwise having substantially identical terms and conditions as the Credit Documentation (such revolving credit facility between the Founder Lenders and the Borrower is referred to herein as the “Founder Revolving Credit Facility” and the revolving loans made thereunder are referred to herein as the “Founder Revolving Loans”; the term “Facilities” as used herein shall mean, collectively, the Revolving Credit Facility and the Founder Revolving Credit Facility and the respective related credit documents).

4)	Consummation of a mandatory exchange of all Preferred Stock of the Borrower for shares of Class B Common Stock of Borrower (the “Mandatory Exchange”).

5)
The Temporary Loan (as defined below) shall be repaid (both unpaid principal and any accrued and unpaid interest) in full (the “Temporary Loan Repayment”), with the proceeds of the initial Revolving Loan and the initial Founder Revolving Loan first used to effect such repayment before any other use. The “Temporary Loan” shall mean (i) that certain loan(s) from Lender to Borrower as evidenced by that certain Intercompany Note dated on or about August 12, 2014 made by Borrower in favor of the Lender and (ii) any other loan that may be made by the Lender to the Borrower prior to the making of the initial Revolving Loan under the Revolving Credit Facility, provided that the maximum amount of the loans described in clauses (i) and (ii) shall not exceed, at any one time outstanding, $5,000,000.

Conditions Precedent to

All Revolving Loans:	The making of each Revolving Loan shall also be subject to the satisfaction of the following conditions precedent:

1)
The Borrower shall provide at least five (5) business days’ prior written notice to the Lender of the proposed Revolving Loan including the proposed date of borrowing, the account to which the Revolving Loan shall be funded (which shall be a domestic account of a U.S. bank) and the amount of the proposed Revolving Loan. The minimum amount of each Revolving Loan shall be $500,000. The Borrower shall make no more than one borrowing per calendar month.

2)
The Founder Lenders shall, simultaneously with the funding of any Revolving Loan, fund a Founder Revolving Loan. The respective amounts of the simultaneous Revolving Loan and the Founder Revolving Loan shall be pro-rata in accordance with the respective amount of the Commitment Amount and the Founder Commitment Amount. No Revolving Loan or Founder Revolving Loan may be made unless there is simultaneous funding as provided for in this paragraph, provided, however, to the extent any Founder Revolving Loans are made but are made in an amount less than the amount requested by the Borrower with respect to a particular borrowing (and assuming the conditions precedent for borrowings under the Facilities are satisfied by the Borrower), Revolving Loans shall nonetheless be made in a corresponding pro-rata amount (in other words, assuming the conditions precedent for such borrowings are satisfied by the Borrower but the Founder Lenders only, for example, fund 80% of the borrowing requested of the Founder Lenders, then the Lender shall only be obligated to fund 80% of the Revolving Loan  requested by the Borrower).

3)
All of the representations and warranties in the Credit Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default under the Credit Documents shall then be continuing or result from such borrowing.

Representations and Warranties:	The representations and warranties included in the Loan Agreement will be limited to the following and shall contain customary materiality and other customary qualifiers:
Existence and good standing; power and authority and due authorization; compliance with laws and court orders and the like (including without limitation that the applicable borrowing does not violate any injunction or restraining order binding on the Borrower or its properties); no violation or conflict; governmental authorization (if any required); legal, valid, binding and enforceable nature of Credit Documentation; no default or event of default under the Credit Documentation; and use of proceeds.

Affirmative Covenants:	The affirmative covenants included in the Loan Agreement will be limited to the following and shall contain customary materiality and other customary qualifiers:
Preservation of corporate existence, good standing, licenses and intellectual property; maintenance of property and insurance; payment and performance of obligations; compliance with laws; right of Lender to inspect property and books and records; and use of proceeds.

Reporting Requirements:	The financial and other reporting requirements will be limited to the following:
Delivery of internally prepared quarterly financial statements consisting of an income statement, balance sheet and cash flow statement, delivered within 45 days after the end of each quarter, certified, on behalf of the Borrower, by the CFO or other appropriate officer of the Borrower; promptly upon receipt thereof by the Borrower, copies of any annual financial statements of the Borrower (whether audited, reviewed or compiled) reported on by independent public accountants; notice of default or event of default under the Credit Documentation; notice of material litigation or investigations or other events which would reasonably be expected to have a material adverse effect on the Borrower.
No Financial Performance
Covenants:                There will be no financial performance covenants.

Negative Covenants:	The negative covenants included in the Loan Agreement will be limited to the following, subject to customary and reasonable exceptions and carve-outs:
Restricted payments (including dividends and redemptions) provided that, assuming no Event of Default or Default then exists or would result therefrom, dividends and redemptions in an amount not to exceed 50% of positive consolidated aggregate cumulative net income of the Borrower earned in the period commencing October 1, 2014 shall be permitted, provided however, that at any time when there are no Revolving Loans outstanding, the aforesaid 50% restriction shall not apply; transactions with affiliates which are not at least as favorable to the Borrower as could be obtained in a comparable transaction at arms-length terms with an unaffiliated person or entity, provided that, for the avoidance of doubt, the foregoing shall not be deemed to restrict any intercompany (with subsidiaries of ViSalus) loans or advances made or outstanding at any time; and consolidations, mergers, split-ups and similar transactions and sale of all or substantially all assets, in each case, unless all outstanding amounts under the Loan Agreement and Note are repaid in full in connection therewith and the lending commitments under the Loan Agreement are terminated.

Events of Default:	The Loan Agreement will contain the following events of default:
Failure to pay principal at maturity; failure to pay, interest or any other non-principal amount when due and any such failure shall continue for a period of three (3) business days; representations and warranties incorrect in any material respect when made or deemed made; failure to comply with covenants in the Credit Documentation (with customary grace periods for certain affirmative and financial reporting covenants); cross-default to (i) the Founder Revolving Credit Facility and (ii) other indebtedness (subject, in the case of this clause (ii) to a basket threshold to be mutually agreed upon); failure to satisfy or stay execution of judgments (in each case subject to a basket threshold to be mutually agreed upon); bankruptcy or insolvency or failure to generally pay debts when they become due (a “Bankruptcy Event of Default”); actual or asserted invalidity or impairment of any material part of the Credit Documentation; and change of ownership or control (to be defined in the definitive Loan Agreement).
Upon the occurrence and during the continuance of any Event of Default, the Lender may (i) accelerate payment of the Revolving Loans and/or (ii) terminate its commitment to make the Revolving Loans; provided that upon the occurrence of a Bankruptcy Event of Default, such acceleration and termination shall be deemed to occur automatically.

Amendments:
The Credit Documentation may not be amended, waived or otherwise modified without the prior written consent of the Borrower and the Lender (except that with respect to the Intercreditor Agreement, matters among the lenders themselves may be modified without the consent of the Borrower). Lender acknowledges that the documentation for the Founder Revolving Credit Facility may contain provisions with respect to what required percentage(s) of the Founder Lenders are needed for various modifications to such documentation and that such provisions shall not be considered in violation of the condition precedent above that the Credit Documentation and the documentation for the Founder Revolving Credit Facility must be substantially identical.

Miscellaneous:
The Credit Documentation will include (a) a waiver of consequential, punitive, exemplary, or special damages and right to a jury trial, (b) customary indemnification provisions in favor of the Lender, (c) a customary confidentiality provision in favor of the Borrower, (d) to the extent applicable, provisions with respect to the Patriot Act and OFAC (and any similar laws or regulations) and (e) such other terms and provisions as are customary for a commercial revolving credit facility of the type contemplated by this Term Sheet and provided such other terms and provisions are not inconsistent with the terms and provisions of this Term Sheet.

Assignments and Participations:
The Borrower shall not be permitted to assign its rights or obligations under the Credit Documentation (or under the documentation evidencing the Founder Revolving Credit Facility) without the prior written consent of the Lender. The Lender shall not be permitted to assign (or participate) its rights or obligations under the Credit Documentation without the prior written consent of the Borrower except that (i) the Lender may (without the prior written consent of the Borrower) collaterally assign/pledge its rights to its lender(s) or other credit providers and (ii) if an Event of Default exists and is continuing, the Lender may participate or assign its rights and obligations without the prior written consent of the Borrower, but in no event shall the Lender make any assignment or participation to the Borrower, any subsidiary of the Borrower or any other affiliate of the Borrower (except that, during the existence of an Event of Default, the Lender may make an assignment to the Founder Lenders). Subject to the preceding provisions of this paragraph, the Credit Documentation shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns.

Expenses:
Borrower shall pay/reimburse the Lender for all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Lender in (i) collecting or otherwise enforcing the Revolving Loans and the Credit Documentation, (ii) in any bankruptcy or insolvency of, or any workout with respect to, the Borrower and (ii) any amendment, waiver or other modification of the Credit Documentation which arises out of a Default or Event of Default with respect to the Borrower. With respect to any amendment, waiver or other modification that does not arise out of such an Event of Default or Default, the Lender shall pay for its own costs and expenses (including the fees and disbursements of legal counsel) with respect to such amendment, waiver or other modification and the Borrower shall pay for its own costs and expenses (including the fees and disbursements of legal counsel) with respect to such amendment, waiver or other modification..

Governing Law and Submission

to Jurisdiction:	New York. (Submission to jurisdiction shall be non-exclusive).

Exhibit A
That certain legal action captioned Kerrigan et al. vs. ViSalus, Inc., which was commenced on July 9, 2014, in the United States District Court in the Eastern District of Michigan, Southern Division.